                                                                   EXHIBIT 10.9

                       ASSET PURCHASE AND SALE AGREEMENT



         This Asset Purchase and Sale Agreement (the "Agreement") is entered into on this 21st day of June, 1996 by and between Helicon Partners I, LP, a Delaware limited partnership, or its permitted assigns, with an address at 630 Palisade Avenue, Englewood Cliffs, New Jersey 07632, (the "Buyer"), and FrontierVision Operating Partners, L.P., a Delaware limited partnership with an address at 1777 South Harrison Street, Suite P-200, Denver, Colorado 80210 (the "Seller").

                                  WITNESSETH:


                 WHEREAS, Seller owns and operates a cable television system serving, among other areas, Chatsworth, Eton and Murray County, Georgia and adjacent areas (the "System" and the related business, the "Business"); and

                 WHEREAS, Buyer, in reliance upon the representations, warranties and covenants being made by Seller herein, wishes to acquire from Seller, and Seller desires to sell to Buyer, all of Seller's assets, subject to certain stated exclusions and liabilities, which constitute a part of or are necessary or desirable in the operation of Seller's Business and the Systems, for the price and on the terms and subject to the conditions set forth in this Agreement.

                                   AGREEMENTS:


         In consideration of the premises and of the mutual agreements hereinafter set forth, the parties, intending to be legally bound thereby, do hereby covenant and agree as follows:


1.     SALE AND PURCHASE OF THE ASSETS

         Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined in Section 4), Seller shall sell, assign, transfer, deliver and convey to Buyer and

Buyer shall purchase and acquire from Seller all of the assets and property of every kind and character (other than those items expressly excluded by Section 1.8), real, personal or mixed, tangible and intangible, owned or held by Seller and used by Seller in connection with the conduct of the Business and operations of the System, and all rights with respect thereto (the "Assets"), free and clear of any mortgages, deeds of trust, pledges, charges, security interests, claims, liabilities, liens, or encumbrances of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise (collectively, the "Encumbrances") except for Permitted Encumbrances, including, without limitation:

                 1.1 Tangible Personal Property. All items of tangible personal property owned or held by Seller and used by Seller in connection with the conduct of the Business and operations of the System ("Tangible Personal Property"), including, without limitation, towers, satellite dishes, antennae, downleads and other equipment associated with receiving and distributing signals at the Systems' headend (origination, signal processing and transmission) site, all electronic equipment, amplifiers and associated equipment, trunk line cable, distribution cable, spare parts, mobile radio equipment, subscriber converters, drops and other subscriber devices, the motor vehicles listed on Schedule 5.7, and the local origination and other equipment, test equipment, inventory, furniture, supplies, fixtures and leasehold improvements listed on Schedule 5.7.

                 1.2 Franchises and Governmental Permits. All authorizations, or renewals thereof, issued by Governmental Authorities (as defined in Section 5.4) empowered by federal, state or local law to issue such authorizations, whether such authorizations are designated as franchises, permits, licenses, resolutions, contracts, certificates, agreements or otherwise, which authorize and are required in connection with the construction, operation or maintenance of the System as currently operated (collectively, the "Franchises"), including those listed on Schedule 5.1920.

                 1.3 Assumed Contracts. All Assumed Contracts, where (a) "Contracts" means all contracts, leases, non-governmental licenses and other agreements (excluding all programming agreements), including without limitation, pole attachment agreements, personal property leases, retransmission consent agreements and agreements to provide cable service, to which Seller is a party or which are binding upon Seller and which relate solely to or affect solely the Assets or the Business or the operations of the System, and (i) that are in effect on the date of this Agreement or (ii) that are entered into by Seller between the date of this Agreement and the Closing Date and which relate solely to or affect solely the Assets or the Business or the operations of the System, and (b) "Assumed Contracts" means all Contracts
(i) that are listed on Schedule 5.8 or are in effect on the date of this Agreement and are not required by Section 5.8 to be listed on Schedule 5.8 or
(ii) that are entered into by Seller between the date of this Agreement and the Closing

Date in compliance with Section 8.2.

                 1.4 Real Property Interests. All interests of Seller in the Real Property, including fee estates, leaseholds and subleaseholds, purchase options, licenses, easements, rights to access and rights of way (the "Real Property Interests"), including, without limitation, the Real Property Interests described in Schedule 5.13, where "Real Property" means all real property, and all buildings and other improvements thereon, used exclusively in connection with the Business or operations of the System.

                 1.5 Books and Records. All strand and "as built" maps, plans, diagrams, files, forms, subscriber lists, billing service reports, billing computer master tapes, employee files and books and records relating to the Business and operation of the System other than Seller's corporate and financial books and records and other than Seller's tax returns.

                 1.6 Accounts Receivable and Other Assets. All Accounts Receivble (as defined in Section 3.2.3) and all choses in action of Seller relating to the System.

                 1.7 Intangible Assets. All intangible assets of Seller that relate to the Business and operations of the System.

                 1.8 Excluded Assets. The Assets shall exclude the following assets:

                          (a)     Seller's cash on hand as of the Closing Date
and all other cash in any of Seller's bank or savings accounts; any and all insurance policies, letters of credit, or other similar items and any cash surrender value in regard thereto; and any stocks, bonds, certificates of deposit and similar investments;

                          (b)     All Contracts that are not Assumed Contracts;

                          (c)     Any books and records which Seller is required
by law to retain, subject to the right of Buyer to have reasonable access and to copy for a period of three years from the Closing Date, and Seller's partnership minute books and other books and records relating to internal partnership matters (including tax returns);

                          (d)     Any (i) "Employee Plan" which is defined as
any pension, retirement, profit-sharing, deferred compensation, vacation, severance, bonus, incentive, medical, vision, dental, disability, life insurance or other employee benefit plan as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974 ("ERISA") to which Seller or any entity related to Seller (under the terms of Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended and the regulations thereunder, or any susequent legislative enactment thereof (the "Code") contributes or which Seller or any entity related to Seller (under the terms of Section 414(b), (c), (m) or (o) of the Code) sponsors or maintains, or by which Seller or any such entity is otherwise bound, (ii) "Compenation Arrangement" which is defined as any plan or compensation arrangement other than an Employment Plan, whether written or unwritten, which provides to employees, former employees, officers, independent contractors, directors, partners or shareholders of Seller (under the terms of Section 414(b), (c), (m) or (o) of the Code) any compensation or other benefits, whether deferred or not, including any bonus or incentive plan, stock rights plan, deferred compensation arrangement, life insurance, stock purchase plan, severance pay plan and any other perquisites and employee fringe benefit plan, and (iii) any employment or collective bargaining agreements; and

                          (e)     Any assets of Seller that do not relate solely
to or are not used solely or held for use solely in connection with the Business or operation of the System;

                          (f)     All right, title and interest in or to names,
logos or symbols or any variant thereof employing the name "FrontierVision";
and

                          (g)     The assets of Seller set forth on Schedule
1.8 hereof.

         2.      LIABILITIES

                 2.1 Assumption of Liabilities. As of the Closing Date, Buyer shall assume and undertake to pay, discharge and perform all obligations and liabilities relating to the System and accruing with respect to the Assets insofar as they relate to the time on and after the Closing Date, and arise out of events related to Buyer's ownership of the Assets or its operation of the System on or after the Closing Date, including all obligations and liabilities of Seller under the Assumed Contracts and Franchises and all obligations and liabilities of Seller in respect of which an adjustment to the Purchase Price is made in Buyer's favor pursuant to Section 3.2.1 or Section 3.2.4 of this Agreement. Buyer shall not be responsible for any obligations and liabilities of Seller not assumed By Buyer pursuant to this Agreement, including without limitation, any claims asserted against the Assets, Business or System relating to any event, status, act or omission occurring prior to the Closing Date except to the extent a Purchase Price adjustment is made in Buyer's favor in respect thereof.

                 2.2 Specific Liabilities Not Assumed. Without limiting the generality of Section 2.1 above:

                 2.2.1 Buyer shall not assume and Seller shall retain and be responsible for any and all claims, litigation and proceedings relating to any event, status, act or omission occurring prior to the Closing Date except to the extent a Purchase Price adjustment is made in Buyer's favor in respect thereof.

                 2.2.2 Buyer shall not assume any employee benefit plan of Seller. Seller shall be responsible for all liabilities and obligations under all employee benefit plans in which employees (or former employees or beneficiaries thereof) of Seller have participated, including any liability for failure to comply with the requirements of ERISA.

                 2.2.3 Buyer shall not assume, or agree to perform, pay or discharge, liabilities for any federal, state, local or foreign tax, levy or similar charge imposed upon Seller or the Assets, Business and relating to periods prior to the Closing Date (including, without limitation, real estate taxes) except as expressly assumed by Buyer hereunder.

                 2.2.4 Buyer shall not assume and Seller shall retain and be responsible for any and all obligations with respect to the Excluded Assets.

3.       PURCHASE PRICE

                 3.1 Amount of the Purchase Price; Payment. The aggregate consideration for the sale and transfer by Seller to Buyer of the Assets and the covenant of Seller not to compete shall equal the sum of Eight Million Six Hundred Twenty Five Thousand Dollars ($8,625,000), subject to adjustment as set forth in Section 3.2 (the "Purchase Price"). On the Closing Date, Buyer shall pay or cause to be paid to Seller or Seller's designee the Purchase Price, less
(i) the amount paid to Seller as provided in Section 3.1.1 below, and (ii) the Post-Closing Escrow Deposit, in cash by means of a wire or interbank transfer in immediately available funds pursuant to wire instructions which shall be delivered by Seller to Buyer at least two business days prior to the Closing Date.

                 3.1.1 Simultaneously with the execution of this Agreement, Buyer shall advance the sum of $250,000 (the "Deposit") to Seller by depositing with Colorado National Bank, N.A. (the "Escrow Agent") cash in the amount of the Deposit by means of a wire or interbank transfer in immediately available funds in an account designated by Escrow Agent in writing at least two business days prior to the date of execution of this Agreement. The Deposit and all funds and documents related thereto from time to time on deposit with the Escrow Agent shall be held and disbursed in accordance with the terms of an Escrow Agreement to be entered into concurrently with the execution and delivery of this Agreement. At the Closing, Seller and Buyer shall direct the Escrow Agent to disburse (i) the Deposit to Seller, or Seller's designee, and
(ii) the interest earned on the Deposit to Buyer, in accordance with the procedures set forth in the Escrow Agreement. If the purchase herein is not consummated, Seller and Buyer shall direct the Escrow Agent to disburse the Deposit (together with all interest and earnings thereon) in accordance with
Section 13 of this Agreement, in accordance with the procedures set forth in the Escrow Agreement.

                 3.1.2 At Closing, Buyer shall deposit the amount of $250,000 (the "Post-Closing Escrow Deposit") by means of a wire or interbank transfer of immediately available funds in an account designated by the Escrow Agent in writing, to be held and disbursed in accordance with the terms of the Post-Closing Escrow Agreement and this Agreement.

                 3.2 Adjustments to the Purchase Price. The Purchase Price shall be adjusted as follows:

                 3.2.1 Proration of Expenses. The Purchase Price shall be increased or decreased as required to effectuate the following proration of expenses. All expenses arising from the operation of the System, including business and license fees, pole rental fees, utility charges, real and personal property taxes and assessments levied against the Assets, property and equipment rentals, applicable franchise, copyright or other fees, sales and service charges, taxes (except for taxes arising from the transfer of the Assets under this Agreement), prepaid deposits (to the extent such prepaid deposits are assigned to Buyer at Closing), commissions and similar prepaid and deferred items, shall be prorated between Buyer and Seller in accordance with the principle that Seller shall be responsible for all expenses, costs and liabilities allocable to the period prior to the Closing Date, and Buyer shall be responsible for all expenses, costs and obligations allocable to the period on and after the Closing Date. Notwithstanding the preceding sentence, there shall be no adjustment for, and Seller shall remain solely liable with respect to, any Contracts not included in the Assumed Contracts, wages, payroll taxes, vacation pay and fringe benefits of Seller's employees, regardless of whether they become employees of Buyer, and any other obligatiion or liability not being assumed by Buyer pursuant to this Agreement.

                 3.2.2    Adjustment for Shortfall in EBU Subscribers and Pay
Unit Subscribers.    The Purchase Price shall be decreased by the dollar amount equal to $1,363.76212.23 times the number by which the actual number of EBU Subscribers on the Closing Date is less than 5,692. The Purchase Price shall also be decreased by the dollar amount equal to $316.63633.26 times the number by which the actual number of Pay Unit Subscribers on the Closing Date is less than 2,724.

                 3.2.3    Adjustment for Accounts Receivable.  The
Purchase Price shall be increased by the dollar amount equal to 100% of the face amount of all Accounts Receivable which, as of the Closing Date, are outstanding for a period of not more than 3045 days from the day for which service was first provided, 85% of the face amount of all Accounts Receivable which, as of the Closing Date, are outstanding for a period of not more than 60 days from the day on which service was first provided and 0% of the face amount of all other Accounts Receivable. For purposes of this Agreement, "Accounts Receivable" shall mean all accounts receivable of Seller representing amounts earned by Seller in connection with its conduct of the Business and operations of the System through 12:01 a.m. on the Closing Date.

                 3.2.4 Other Purchase Price Adjustments. To the extent not included in the prorations to the Purchase Price set forth in Section 3.2.1, the Purchase Price shall be decreased by the dollar amount equal to the sum of (i) amounts theretofore paid to Seller for (y) converter deposits, if any, and (z) prepaid subscriber fees (which shall be determined from a list furnished prior to the Closing and certified by Seller to be true and complete as of the date delivered).

                 3.2.5    The adjustments to the Purchase Price described in
Section 3.2.1 through 3.2.4 shall be made at the Closing to the extent such adjustments can be determined or estimated as of the Closing. Those items that are subject to adjustment but are not capable of actual determination or estimation as of the Closing shall be determined by Buyer, with the assistance of Seller, as promptly as practicable after the Closing Date, but in no event later than 90 days following the Closing Date. Buyer's determination shall be made in accordance with generally accepted accounting principles applied on a basis consistent with prior periods. Seller and Seller's representatives (including, at Seller's option, Seller's accountants) shall have the right to participate in the preparation of and to review such determination. If Seller fails to agree with the determination made by Buyer, Seller shall give written notice thereof within 30 days of receipt of Buyer's written determination, specifying in reasonable detail the nature and extent of such disagreement, and Buyer and Seller shall attempt to resolve such disagreement. If the parties are unable to resolve such disagreement within fifteen (15) days after Buyer's receipt of Seller's notice, either party may elect to require the matter to be submitted to an independent accounting firm who shall be knowledgeable and experienced in the operation of cable television systems and who shall be reasonably acceptable to Buyer and Seller. Each party shall bear the fees and expenses of its own independent accountants, if any, and the fees and expenses of any firm selected to resolve any disagreement between the parties shall be shared equally by Buyer and Seller. Within five business days following a final determination (whether as a result of Seller's failing to give prompt written notice of its disagreement with Buyer's determination, a resolution by Buyer and Seller of any such disagreement, or a determination by a firm selected to resolve any disagreement between the parties), Buyer shall pay to Seller the amount of any underpayment, or Seller shall pay to Buyer or instruct the Escrow Agent to refund to Buyer out of the Post-Closing Escrow Funds referred to in Section 14.6 the amount of any overpayment, as the case may be.

                 3.3 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets and the covenant not-to-compete in accordance with an appraisal to be conducted by an appraisal firm selected and retained by Seller, at Seller's expense, with experience in the valuation and appraisal of cable television system assets, with the final allocation to be mutually agreed upon by Buyer and Seller, provided that $100,000.00 of the Purchase Price shall be allocated to the covenant not-to-compete contemplated by Section 8.5.

4.       THE CLOSING AND THE CLOSING DATE

                 Unless this Agreement shall have been terminated in accordance with its terms, the closing of the transactions provided for herein (the "Closing") shall take place at the offices of Dow, Lohnes & Albertson, 1200 New Hampshire Avenue, N.W., Suite 800, Washington, D.C. 20036, counsel for Seller, at 10:00 a.m. on such date (the"Closing Date") which is at least twelve (12) business days after such date on which Buyer has received written notice from Seller that the conditions to closing set forth in Sections 9.5, 9.8 and 10.5 of this Agreement shall have been satisfied or waived by the party for whose benefit the closing condition was imposed, but in no event prior to July 10, 1996, or on such other date as the parties may mutually agree in writing.

                 . Seller agrees to consider any requests by Buyer for reasonable adjournments of the Closing Date, provided, however, no such adjournment shall extend past -------------, 1996.

5.       REPRESENTATIONS AND WARRANTIES OF SELLER

                 Seller represents and warrants to Buyer, as follows:

                 5.1 Organization, Good Standing and Power. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to conduct business as a foreign limited partnership in the State of Georgia. Seller has all requisite partnership power and authority to own, operate and lease all of the Assets and to own and operate the Business and the System as currently operated and as contemplated to be operated by Seller. Seller is not a participant in any joint venture or partnership with any other person or entity with respect to any part of the System's operations or the Assets.

                 5.2 Authority. The execution, delivery and performance by Seller of this Agreement and the other agreements contemplated hereby to which Seller is a party have been duly and validly authorized by all necessary partnership actions on the part of Seller and its partners. This Agreement is a valid and binding agreement of Seller, enforceable against it in accordance with its terms except as the enforceability of this Agreement and the other agreements contemplated hereby may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies. The other agreements contemplated hereby to be executed by Seller, upon execution, will be binding upon and enforceable against Seller in accordance with their respective terms except as the enforceability of this Agreement and the other agreements contemplated hereby may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

                 5.3 No Violation. Subject to obtaining the consents, permits or approvals of Governmental Authorities and other third parties necessary to transfer the Assets to

Buyer or otherwise to consummate the transactions contemplated by this Agreement (the "Consents") or as otherwise discloseddisclosed on Schedule 5.3, the execution, delivery and performance by Seller of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby:

                 5.3.1 Will not conflict with or cause a breach or default under any of the terms and provisions of the Franchises or any contract, agreement, lease, license or other instrument to which Seller is a party or by which Seller is bound or by which any of the Assets may be affected;

                 5.3.2 Will not result in a violation of Seller's partnership agreement, any judgment, decree, order or award of any court, governmental body or arbitrator, or any applicable law, ordinance, rule or regulation;

                 5.3.3 Will not result in the creation of any Encumbrance on any of the Assets; and

                 5.3.4 Will not permit the acceleration, termination or cancellation of the Contracts, Franchises or other agreements or instruments included in the Assets being assigned to Buyer.

                 5.4      Compliance with Laws.

                          Except as disclosed on Schedule 5.4, to Seller's
knowledge:

                 5.4.1 Seller is not in violation of any existing requirements of the Franchises or of any, federal, state or local law, rule or order of the United States of America or any state, commonwealth, territory or possession of the United States of America or any political subdivision thereof (including counties, municipalities and the like) or any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board having jurisdiction over Seller (each a "Governmental Authority"), including the rules and regulations of the Federal Communications Commission (the "FCC") and the Federal Aviation Administration (the "FAA"), which are applicable to the conduct of the Business, and the ownership and operation of the System (excluding, in each case, violations which do not or would not have a material adverse effect on the operations of the System taken as a whole or on Seller'sthe ability to perform any of its obligations under this Agreement (a "Material Adverse Effect")).

                 5.4.2 Seller has received no written notice that it lacks any authorization required for the installation, maintenance or replacement of subscriber drops, distribution lines and trunk cable included in the Assets.

                 5.4.3 Seller has not received any written notices from any Governmental Authority: (A) asserting or investigating any alleged failure of Seller to comply with any applicable law, ordinance, franchise, regulation, building or zoning rule or requirement of any Governmental Authority with respect to its ownership and operation of the System or asserting that Seller has not made all copyright filings required to be filed by Seller pursuant to
Section 111 of the Copyright Act of 1976, as amended (the "Copyright Act") with respect to its ownership and operation of the System; (B) asserting that the Franchises or any Assumed Contract may be terminated or revoked or that any Material Contract is in jeopardy of being terminated or revoked; or (C) asserting that Seller has not paid in full all franchise fees, pole attachment fees and copyright royalty fees pursuant to Sectioin 111 of the Copyright Act due and payable and required to be paid by Seller through the date hereof with respect to its ownership and operation of the System.

                 5.4.4 Seller has delivered or made available to Buyer true and correct copies of all of its filings made with and material correspondence to, from, and with respect to, all Governmental Authorities, including the counties or communities that issued the Franchises, the FCC, the FAA and the Copyright office and all such filings and material correspondence in Seller's possession relating to the System.

                 5.4.5 Seller has not violated any law, ordinance, rule or regulation in respect of any Franchise, in the conduct of the Business or in connection with the ownership and operation of the System, and Seller is not aware of any such violation by any of its predecessors (excluding in each case, violations which do not or would not have a Material Adverse Effect). For purposes of this Agreement, "C4 Agreement" means the Asset Purchase Agreement dated October 27, 1995, as amended, between Seller and C4 Media Cable Southeast, Limited Partneship and County Cable Company, L.P.

                 [5.5     Intentionally Deleted]

                 5.6      Absence of Adverse Changes.

                 5.6.1 Except as set forth on Schedule 5.6, since February 1, 1996:

                          (A) There has not been any occurrance that has had a Material Adverse Effect; and

                          (B) Seller has conducted the Business and operated the System in the ordinary course of business.

                 5.6.2 Except as set forth on Schedule 5.6, since February 1, 1996, Seller has not:

                          (A) Suffered any damage, destruction or loss, whether or not covered by insurance, affecting the Assets other than any such damage, destruction or loss as did not or would not have a Material Adverse Effect;

                          (B) Made or agreed to make any sale, lease, transfer or other disposition by Seller of any Assets nor any mortgage or pledge on, or the imposition of any Encumbrance other than Permitted Encumbrances on, any of the Assets;

                          (C) Made or granted any general wage or salary increase to its employees other than in the ordinary course of business;

                          (D) Made any increase in any employee benefit or other benefits listed on Schedule 5.11 other than in the ordinary course of business;

                          (E) Entered into any employment or consulting agreement or other agreement for personal services unless in the ordinary course of business;

                          (F) Incurred or become subject to, or agreed to incur and become subject to, any obligation or liability, except in the ordinary course of business;

                          (G) Acquired, or agreed to acquire or sold, or agreed to sell, any material assets or property relating to the Business and operation of the System;

                          (H) Waived any rights of substantial value held by or cancelled or compromised any debt owed to Seller with respect to the System, except in the ordinary course of business;

                          (I) Made any adverse modifications or changes to, or terminated or failed to renew or extend, any Franchise or Assumed Contract, except in the ordinary course of business;

                          (J) Entered into any lease agreement relating to the Business and operation of the System other than in the ordinary course of business;

                          (K) Changed any subscriber service rates with respect to the System or added or deleted any programming service with respect to the System such that the channels carried differ from those shown on Schedule 5.22; or

                          (L) Changed in any material respect any of its subscriber policies or subscriber billing procedures with respect to the System.

                 5.7 Tangible Personal Property. Schedule 5.7 contains a true and complete list of all material items of Tangible Personal Property. Seller has good title to each item of Tangible Personal Property indicated on
Schedule 5.7 as being owned by Seller, and each such owned item of Tangible Personal Property is owned free and clear of any Encumbrances other than the Encumbrances disclosed on Schedule 5.25A and the Permitted E ncumbrances.


                 5.8      Leases, Contracts and Agreements; Consents.

                 5.8.1 Schedule 5.8 contains a true and complete list of all Contracts in effect on the date of this Agreement other than agreements with subscribers. True and correct copies of the written Contracts listed on
Schedule 5.8 have been delivered or made available to Buyer. All of the Assumed Contracts are in full force and effect, and to Seller's knowledge are legal, valid and binding obligations of the other party or parties thereto enforceable against them in accordance with their respective terms. Seller has performed in all material respects all of its obligations under the Assumed Contracts. Seller is not in material default under any of the Assumed Contracts, and no condition, event or act has occurred that, with notice or lapse of time or both, would give rise to any material default on the part of Seller under any Assumed Contract.

                 5.8.2 Seller does not lease any motor vehicles in the operation of its Business except those described on Schedule 5.8.

                 5.8.3 Except for the need to obtain the Consents described on Schedule 5.3 or as set forth on Schedule 5.8, the Assumed Contracts are assignable and transferable to Buyer, and any such assignment or transfer will not affect the validity, enforceability or continuation of any such Assumed Contract.

                 5.8.4 Except as set forth on Schedule 5.8, Seller is not party to or bound by any consulting or management agreement that affects the Seller's Business, the Assets or the System.

                 5.9 Use of Name; Location of Office. Since its organization on July 14, 1995, Seller has not used any corporate name other than its current name and since February 1, 1996, the System has been owned and operated by Seller only under that name. Since its organization on July 14, 1995, Seller's principal executive offices have been located at its address set forth above, and since February 1, 1996, all records and accounts relating to the Business and the operation of the System have been maintained at the principal executive office or at the System office at the following address:
1008 N. Third Avenue, Chatsworth, Georgia 30705.

                 5.10 Employment Agreements. Seller is not a party to any collective bargaining agreements with any union or except as discussed on
Schedule 5.8 to any employment or consulting agreements (written or oral) with any of its employees or any person who performs services exclusively in connection with the operation of the System. Seller is not a party to any other employment arrangements with any of its employees who performs services exclusively in connection with the operation of the System that are not terminable at will at the election of Seller. There are no actual or, to the best of Seller's knowledge, threatened strikes, work stopages or unresolved labor grievances and, to the best knowledge of Seller, there are no attempts by unions to organize Seller's employees who perform services exclusively in connection with the operation of the System. There are no existing or threatened claims known to Seller made by any of Seller's employees who perform services exclusively in connection with the operation of the System against it or its insurance companies arising out of or related to their employment with the System including, without limitation, job-related accidents or illnesses.

                 5.11 Employees. Schedule 5.11 contains a true and complete list setting forth the name of each person employed by Seller who performs services exclusively in connection with the operation of the System and, with respect to each such person, such person's length of employment, and annual rate of, or the method of determining his or her, compensation, including bonus, incentive, contingent and future compensation arrangements, if any., the date and amount of each such person's most recent compensation adjustment and Seller has delivered to Buyer a description of any fringe benefits, including, without limitation, vacation and sick leave, vehicle use arrangements and bonus or other arrangements.

                 5.12     Insurance and Surety Agreements.

                 5.12.1 Schedule 5.12 lists the insurance policies of Seller that insure the Systems and the Assets. Schedule 5.12 contains a true and complete list of: (A) all bonds, indemnity agreements and other agreements of suretyship made for or held by Seller or otherwise in force and relating to the Business, System or the Assets, including a brief description of the character of the bond or agreement, the name of the surety or indemnifying party, the amount of the bond, indemnity or suretyship and the name of the bondholder or indemnified party, and the bond or agreement number and limitation thereof; and (B) the dates and amounts of deposits with respect to the bonding or surety arrangements that relate to the System. True and correct copies of all such policies, bonds and agreements, and all endorsements thereon or amendments thereto, have been delivered to or made available to Buyer. Seller has not been refused any insurance with respect to the Business, the Assets or the System for which it has applied.

                 5.12.2 Seller has not been advised by any of its insurance carriers of an intention to reduce the coverage of, terminate (or not renew) or, due to any increased risk, increase the premium of any insurance policies with respect to the Business, the Assets or the System. Seller has not failed to comply with any of the material conditions contained in any such policies that would have a Material Adverse Effect.

                 5.13     Real Estate.

                 5.13.1 Schedule 5.13 contains a complete and accurate description of all Real Property and the nature of all Real Property Interests. None of the Real Property Interests are fee estates. All earth stations, headends, microwave and other towers, guy anchors, and buildings and other improvements included in the Assets are located entirely on the Real Property listed in Schedule 5.13.

                 5.13.2 Seller has not received any written notice of any condemnation or rezoning proceeding, or property tax increase, with reference to any of the Real Property.

                 5.13.3 To the Seller's knowledge, Seller is and has been in material compliance with all applicable federal, state and local statutes, regulations and ordinances and with all applicable decrees, orders and contractual obligations relating to pollution, the discharge of, or exposure to, materials in the environment or workplace ("Environmental Laws") ; to Seller's knowledge, there is no suit, claim, action or proceeding, pending or threatened, before any Governmental Authority in which the Seller has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor), with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any material occurring at or on any Real Property sites owned, leased or operated by the Seller.

Except as disclosed in Schedule 5.13 hereto, to Seller's knowledge no Hazardous Substances, as hereinafter defined, have been or are located on or about any Real Property in quantities that violate any Environmental Law in any material respect, and to Seller's knowledge, based solely on the representations of the sellers under the C4 Agreement, such Real Property has not been previously used for the manufacture, transportation, treatment, storage or disposal of Hazardous Substances. Except as described in Schedule 5.13 hereto, to Seller's knowledge no surface impoundments or underground storage tanks are located in, on or about such Real Property. For purposes of this Agreement, "C4 Agreement" means the Asset Purchase Agreement dated October 27, 1995, as amended, between Seller and C4 Media Cable Southeast, Limited Partneship and County Cable Company, L.P.

For purposes of this Agreement, "Hazardous Substance" means any pollutant, contaminant, hazardous or toxic substance, material, constituent or waste or any pollutant that is labelled or regulated as such terms are defined in any Environmental Law or that is labelled or regulated as such by any Governmental Authority and includes asbestos and asbestos-containing materials and any material or substance that is designated as a "hazardous substance" pursuant to
Section 307 of the Federal Water Pollution Control Act, 33 U.S.C. Section 1251, et seq. (33 U.S.C. Section 1317); (ii) defined as a

"hazardous waste" pursuant to Section 1004 of the Federal Solid Waste Disposal Act, (42 U.S.C. Section 6902); (iii) defined as a "hazardous substance" pursuant to Section 101 of CERCLA; or (iv) is so designated or defined under any other applicable requirements of law.

                 5.14     Litigation.

                 5.14.1 Except for proceedings generally affecting the cable television industry or as otherwise set forth on Schedule 5.14, as of the date of this Agreement, there are no actions, suits, proceedings or investigations pending, or, to the best of Seller's knowledge, threatened against or affecting Seller with respect to the System, the Business, the Assets, or the System, at law or in equity, before or by any Governmental Authority and Seller has no knowledge of facts which exist which are reasonably likely to give rise to such an action, suit, proceeding or investigation. As of the date of this Agreement, nNeither Seller, nor the System is operating under or is subject to, or is in default under or with respect to, any judgment, order, writ, injunction or decree of any Governmental Authority with respect to the System.


                 5.14.2 Except as described on Schedule 5.14, there are no proceedings pending (other than proceedings affecting the cable television industry in general),, Seller is not negotiating with and has not received a written demand from nor are there pending negotiations or demands, by a Governmental Authority, or by a broadcasting station, telephone company, public utility, pole landlord or lessor, to terminate or adversely change the terms and conditions of Seller's rights relating to the System with respect to: (A) pole attachment rights or rents; (B) subscriber rates or tariffs; (C) the rearrangement or removal of cable, amplifiers, towers or other such rights);
(D) carriage of signals currently carried or not carried on the System; or (E) the right to operate the System pursuant to the Franchises.

                 5.14.3 Seller does not have any liability, contingent or otherwise, with respect to services performed or equipment used by, or actions of, employees who perform services exclusively in conection with the operation of the System, other than such liabilities as are incurred in the ordinary course of the Business or are otherwise disclosed in the Agreement or Schedules or would not be binding on Buyer as transferee of the Assets. Seller is not contemplating the institution of any suit, claim, action, arbitration or administrative or other proceeding relating to the System.

                 5.15 Tax Returns and Payments. Except where the failure to file, pay, collect, withhold or remit any fees, assessments or taxes does not result in a lien on the Assets or in the imposition of transferee or other liability on Buyer for the payment of fees, assessments or taxes, Seller has filed all tax returns and reports required to be filed by Seller exclusively in connection with its ownership or operation of the System or Assets and has paid all income, franchise, property, sales, employment, withholding and other taxes, assessments, fees and other governmental charges shown as due on such returns and reports. Seller is not delinquent in the payment of any such taxes, assessments, fees and charges and has not requested any extension of time within which to file any tax return or report that has not since been filed and no deficiency has been asserted or assessed and not satisfied. Seller is not a party to any action or proceeding by any Governmental Authority for the assessment or collection of any such taxes, assessments, fees or charges and to Seller's knowledge no claim for assessment or collection has been asserted against Seller.

                 5.16 Disclosure. The representations and warranties of Seller contained in this Agreement or in any other document, certificate or written statement furnished or to be furnished to Buyer by Seller in connection herewith do not contain any untrue statement of a material fact or omit or will omit to state a material fact necessary in order to make the statements contained herein and therein complete and not misleading as of the dates they were made in light of the circumstances in which they were made.

                 5.17     Subscribers.

                 5.17.1 Schedule 5.17 sets forth, in each case as of the date indicated on Schedule 5.17, (a) the number of EBU Subscribers, (b) the number of Pay Unit Subscribers, (c) a true and correct list of each cable package and service being offered to subscribers and (d) the charge for each such package and service. Schedule 5.17 also lists all complexes of multiple dwelling units served by the System as of the date indicated on Schedule 5.17 (including the name and address of each such complex and the number of dwelling units in each such complex) and contains a copy of the subscriber billing report with respect to each such bulk account.

                 5.17.2   For purposes of Section 5.17.1:

          (a) "EBU Subscriber" means, at any date, the sum of (1) the aggregate number of non-bulk account subscribers who (A) are subscribing to basic cable television service, (B) are current (exclusive of Seller's customary late fee and service credits the sum of which is not in excess of $5.00) in payment within 60 days of the rendering of any invoice, (C) are paying the full applicable rate (as listed in Schedule 5.17) for such service, and (D) with respect to subscribers who have been subscribers for less than 30 days, have made at least one monthly payment for basic cable television service at the full applicable rate (as listed in Schedule 5.17) for such service, plus
(2) the quotient of (A) the aggregate bulk rate revenues for the calendar month preceding the date of determination from the provision of basic cable television service for such month to bulk accounts that (i) are subscribing to basic cable television service, (ii) are current in payment within 60 days of the rendering of any invoice, and (iii) have paid for at least one month's basic cable television service divided by (B) the standard monthly basic rate of $20.80; and

          (b) "Pay Unit Subscribers" means, at any date, the aggregate number of subscriptions to (1) HBO, (2) Showtime, (3) The Movie Channel and/or (4) The Disney Channel by subscribers who (A) are current in payment within 60 days of the rendering of any invoice and (B) are required to pay the full applicable regular retail rate (as listed in Schedule 5.17) (except for pre-existing discounts) for each foregoing channel or combination of channels, as the case may be.

                 5.17.3 Seller has delivered to Buyer true and complete copies of the monthly subscriber billing reports prepared by it and/or its computer billing service, J.D. Partnership, Ltd. and Phoenix System, Inc. dba
Touchtone Systems ________, (the "Billing Agent") since February 1, 1996.   The
data contained in such reports, including the categories of subscribers, services, rates, and disconnect histories are accurate in all material respects.

                 5.18 System Plant. The System possesses one headend to serve its subscribers. The System is built and operational at 330 mHz and has a 42__ channel capacity of which 39 channels are used.

                 5.19     Franchises.

                 5.19.1 Schedule 5.19 lists all Franchises. To Seller's knowledge, no portion of the System is operated outside the areas specified in such Franchises. Seller has delivered to Buyer true and correct copies of all amendments to any of the Franchises. Schedule 5.20 also states the date of inception, renewal and termination of each such Franchise. All requests for renewal of a Franchise as provided for under the Communications Policy Cable Act of 1984, as amended, have been filed within 30 to 36 months prior to the expiration of such Franchise and all reports required to be filed by Seller in connection with its ownership or operation of the System or Assets with any Governmental Authorities who issued a Franchise (a "Franchising Authority") or the FCC are true and correct and have been duly filed. Except as set forth in
Schedule 5.19, none
of the Franchises grant to any Governmental Authority any right of first refusal or right to purchase the Assets.

                 5.19.2 Each Franchise is in full force and effect and, to Seller's knowledge, constitutes a valid and binding obligation of the Franchising Authority which is a party to such Franchise and is legally enforceable againsnt such Franchising Authority in accordance with its terms.

                 5.19.3 Except as described on Schedule 5.19, Seller has not received any written notice of modification, termination, default or dispute from any Franchising Authority.

                 5.20     No Overbuilding.

                 To Seller's knowledge, except as set forth on Schedule 5.20 hereof, as of the date of this Agreement, (i) no franchise covering any portion of any area authorized to be served under any of the Franchises, whether or not any such area is currently being serviced by Seller, has been awarded to any person, firm, corporation or entity other than Seller; (ii) no such award has been applied for or is currently being considered by any Governmental Authority; (iii) there are no other cable television systems operating in any such area, whether or not any such area is currently being serviced by Seller, and Seller knows of no plan to construct any such system or to offer any such service.

                 5.21 Legality of Signals Carried and Compliance with Regulations and Licenses.

                 5.21.1 Schedule 5.21 contains a true and complete list of all stations or signals carried by the System, the channel on which all broadcast and non-broadcast programming is carried, describes whether each station or signal is acquired by satellite earth station or off-air reception or is locally originated, identifies the stations or signals by level of service, (basic, tier, premium pay, etc.) and describes the classification of each station or signal for copyright purposes. Except as set forth on Schedule 5.21, Seller (i) is authorized to carry all stations or signals which it is currently carrying on the System and to utilize all frequencies which it is currently using on the System, (ii) has not received any notice or demand from the FCC, the United States Copyright Office (the "Copyright Office") any other Governmental Authority, any licensed television station or any other person, company or station challenging the right of Seller to carry or not to carry any signal on the System, (iii) has given all notices required to be given by Seller in connection with its ownership or operation of the System under, and complied in all material respects with the Copyright Act and regulations promulgated pursuant thereto in order to qualify for the compulsory license for all FM and television stations currently carried by the System, (iv) has, to the extent required, filed with the Copyright Office complete and accurate Statements of Account required to be filed by Seller and has fully paid the copyright fees required to be paid by Seller in connection with its ownership or operation of the System. All broadcast signals listed in Seller's Statement of Account, if any, qualify for the compulsory license. Seller has made available to Buyer all contracts relating to local origination programming.

                 5.21.2 Seller has complied in all material respects with the Copyright Act, the Communications Act of 1934, as amended, the Cable Television Consumer Protection and Competition Act of 1992 and all rules, regulations and orders of the Copyright Office and FCC promulgated pursuant to the foregoing and all federal, state and local statutes and laws applicable to the reception, retransmission, origination, reproduction, marketing and performance of television programming and music.

                 5.22     Interest of Management.  Except as set forth on
Schedule 5.22, no partner, stockholder, employee, officer or director of Seller or "affiliate" of any of the foregoing (as such term is defined under federal securities laws) has any interest in the Business or any of the Assets (except for indirect interests by reason of such person's direct or indirect equity interest in Seller), or has any stock or other enterprise, firm, corporation, trust partnership, joint venture or any other entity that is a supplier to Seller with respect to the System or that is in the cable television business in any county or municipality abutting the counties or municipalities serviced by Seller. For purposes of this Section 5.22 ownership of not more than 5% of the common or preferred stock of any publicly held company the stock of which is listed on any recognized stock exchange or regularly traded over-the-counter shall not be deemed an ownership interest.

                 5.23 Books and Records. The books and records included in the Assets and prepared by Seller have been maintained in accordance with good business practices.

                 5.24 Pole Attachments. All appropriate approvals for all pole attachments of existing plant have been obtained and all "make ready" charges have been paid in full. Seller is in material compliance with all pole attachment agreements included in the Assets, no unauthorized pole attachments exist for which there would be back billing fee charges and/or penalties in an amount greater than $2,5,000 in the aggregate, and, to Seller's knowledge, Seller is in full compliance with the appllicable rules and regulations of The National Electric Safety Code. Seller has not received and is not aware of any requests from any utility for an audit of facilities or to modify poles, pole fixtures or the placement of System plant. Seller is not aware of any road relocation or other event that would require movement of cable in the System except occasional movements of not more than 10 poles (in the aggregate) not requiring individually, or in the aggregate, any significant expenditure or interruption in service to subscribers.

                 5.25 Title. Seller has no subsidiaries. Seller has good title to all the Assets, free and clear of all Encumbrances except for the Encumbrances disclosed on Schedule 5.25A and the Permitted Encumbrances. "Permitted Encumbrances" mean any of the following: (i) liens for taxes, assessments and governmental charges not yet due and payable; (ii) rights reserved to any Governmental Authority to regulate the affected asset; (iii) in the case of leasehold Real Property Interests, the rights of any lessor and any lien encumbering any lessor's interest in such property; (iv) easements, rights-of-way, restrictions, encroachments and nonmonetary encumbrances incurred in the ordinary course of business that, in the aggregate, do not render the Assets subject thereto unusable for the purpose intended or materially interfere with the ordinary use of the Assets in the ordinary course of business; and (v) the liens and other encumbrances described in Schedule 5.25B.

6.       REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

                 6.1 Organization, Good Standing and Power. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the state of Delaware and will, on the Closing Date, be qualified to transact business as a foreign limited partnership under the laws of the State of Georgia. Buyer has all necessary power to purchase and own the Assets and to assume the liabilities and obligations of Seller that Buyer has expressly agreed to assume hereunder. Buyer has all requisite power and authority to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants and conditions to be performed and complied with by Buyer hereunder and thereunder.

                 6.2 Authority. The execution, delivery and performance of this Agreement by Buyer have been duly and validly authorized by all necessary actions on the part of Buyer and its partners. This Agreement has been duly executed and delivered by Buyer, and this Agreement constitutes, and when delivered the documents contemplated hereby will constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms except as the enforceability of this Agreement and the documents contemplated hereby may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

                 6.3 Absence of Conflicting Agreements. Subject to obtaining the Consents, the execution, delivery and performance by Buyer of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (a) do not require the consent of any third party; (b) will not conflict with, result in a breach of, or constitute a default under, any law (including without limitation, the Communications Act of 1934, as amended), judgment, order, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; and
(d) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Buyer is a party or by which Buyer may be bound, that may impair Buyer's ability to acquire or operate the Assets.

                 6.4 Claims and Legal Actions. Except for proceedings generally affecting the cable television industry, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative or tax proceeding, nor any order, decree or judgment, in progress or pending, or to the knowledge of Buyer threatened, against or relating to Buyer which may impair Buyer's ability to aquire or operate the Assets, nor does Buyer know or have reason to be aware of any basis for the same.

                 6.5 Adequate Assignee. Buyer has sufficient technical and business experience, management and financial resources to meet its obligations hereunder (including without limitation it obligation to pay the Purchase Price to Seller on the Closing Date).

                 6.6 Buyer's Due Diligence. Buyer is a sophisticated operator of cable television systems. Buyer has independently conducted such inspections, tests, audits and analyses of the System, the Assets and Seller's books and records pertaining thereto as Buyer deems necessary or prudent. As of the date of this Agreement, Buyer is not aware of any fact or circumstance which renders any of Seller's representations and warranties contained in this Agreement (including the Schedules hereto) false or inaccurate, except such facts or circumstances, if any, which have been disclosed by Buyer in writing to Seller prior to the date hereof. This representation shall not diminish or obviate any of the obligations of Seller under this Agreement.

                 6.7 Disclosure. No representation or warranty made by Buyer in this Agreement or in any certificate, document, or other instrument furnished to or to be furnished by Buyer pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact that is required to make any statement made herein or therein not misleading.

7.       MUTUAL AGREEMENTS AND COVENANTS

                 7.1 Fees and Expenses. Seller and Buyer shall each pay one-half of any FCC filing fees, state or local sales or transfer taxes other than bulk sales taxes, and other governmental charges arising in connection with the conveyance of the Assets by Seller to Buyer pursuant to this Agreement. Seller and Buyer shall each pay one-half of all Escrow Agent fees. Except as otherwise provided in this Agreement, Buyer and Seller shall each pay its own costs or expenses relating to the negotiation, execution and delivery of this Agreement and the consummation of all transactions contemplated hereby, including all fees and expenses of counsel, accountants, agents and representatives.

                 7.2 Brokerage. Each party represents and warrants to the other that, to its knowledge, no person has any claim for a brokerage or finder's fee, commission or similar compensation in connection with the negotiation, execution or consummation of this Agreement and the transactions referred to therein except for Daniels & Associates, (the "Broker"). Seller will be responsible for any brokerage commission or fee due to such Broker.

                 7.3 Confidentiality; Public Announcements. Except for such disclosure to attorneys, accountants, bankers and investors as may be necessary for the consummation of the transaction contemplated by this Agreement, and except as and to the extent required by law, each party will keep confidential any confidential information obtained from the other party in conection with the transactions contemplated by this Agreement. If this Agreement is terminated, each party will return to the other party all documents, information and other materials obtained by such party from the other party in connection with the transactions contemplated by this Agreement. Subject to their respective disclosure obligations under applicable law and regulations, neither party shall make or shall authorize any other person to make any public announcement relating to any aspect of the transactions described herein without having first consulted with the other party concerning the requirement for, and timing and content of, such public announcement and having received its prior consent thereto.

                 7.4 Further Assurances and Cooperation. Each of Seller and Buyer agrees to provide, make available, execute and deliver, at their own cost and expense, all such other documents that the other party may reasonably request from time to time after the Closing in order to effectuate the transactions described herein. Following Closing, Seller agrees to provide financial or other information that may reasonably be requested by Buyer in connection with the foregoing, including providing reasonable access to Seller's financial books and records relating to the Assets that are not included in the Assets. Following Closing, Buyer agrees to provide Seller access to the financial books and records included in the Assets as may reasonably be requested by Seller.

                 7.5      Filings with the FCC and Franchising Authorities.
As soon as practicable, but in no event later than 10 days after the date of this Agreement,the parties shall file with the FCC and any Franchising Authorities from which consent to the transactiions contemplated by this Agreement must be obtained as providied in this Agreement, all required applications requesting consent to such transactions. Buyer shall assist Seller in all reasonable respects (including, without limitation, by attending meeting with the parties who must provide such consents and by providing the financial data, information as to operating experience, appropriate insurance and surety bonds reasonably required in order to obtain such consents), and the parties shall take with due diligence all reasonable steps necessary to expedite the processing of the application or applications and to secure such consent or approval. Seller and Buyer shall furnish each other with any correspondence from or to, and notify each other of any other communications with, the FCC or Franchising Authorities that relate to the obtaining of such consents and approvals, and each party shall have the right to participate in any hearings or proceedings before the FCC or Franchising Authorities with respect to such consents and approvals. Each party shall bear its own costs and expenses (including the fees and disbursements of its counsel) in connection with the preparation of the portion of any application to be prepared by it and in connection with the processing of that application.

                 7.6 Other Consents. Seller shall use reasonable efforts (but shall not be required to undertake extraordinary or unreasonable measures to obtain such consents and approvals, including without limitation, the initiation or prosecution of legal proceedings, or to make any payment except for the incidental costs of preparing and submitting applications and other requests, costs of responding to reasonable inquiries and ordinary and customary filing fees and processing charges), and Buyer shall assist Seller in all reasonable respects (including, without limitation, by attending meetings with the parties who must provide such consents and by providing the financial data, information as to operating experience, appropriate insurance and surety bonds reasonably required in order to obtain such consents), to obtain all consents and approvals of third parties required for the transfer to Buyer of any of the Assets. If the party from whom such consent is reequired proposes to issue in the name of Buyer a new agreement in lieu of consenting to an assignment, Buyer shall agree to accept such proposal so long as the terms and conditions of the new agreement are no less favorable, in any material respect, than those previously held by Seller.

                 7.7 Other Negotiations. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, (a) Seller shall not offer the Assets or the System (or any material part thereof) to, or discuss the transactions desribed in this Agreement with, any broker (other than the Broker) or prospective purchaser, (b) neither party shall solicit any offer from any other person or entity for any transaction involving such party or any of its subsidiaries that would preclude or in any way interfere with the consummation of the transactions contemplated by this Agreement, nor shall either party initiate or enter into any negotiations or provide confidential information with respect to any such transaction without the consent of the other party, and (c) neither party shall authorize any representative, agent, officer, director or principal stockholder to take, and each party shall use its best efforts to prevent any such person or entity from taking any of the actions prohibited in this paragraph. Nothing contained in this Section 7.7 shall prohibit Buyer or Seller from responding to any unsolicited proposal or inquiry by advising the person or entity making such proposal or inquiry of the terms of this Section 7.7.

                 7.8 Bulk Sales Law. Buyer hereby waives compliance by Seller with the provisions of any bulk sales law in any jurisdiction, if applicable to the transfer of the Assets. Any loss, liability, obligation, or cost suffered by Seller or Buyer as the result of the failure of Seller or Buyer to comply with the provisions of any bulk sales law applicable to the transfer of the Assets as contemplated by this Agreement shall be borne by Seller.

                 7.9 No Inconsistent Action. Neither Buyer nor Seller shall take any action that is inconsistent with its obligations under this Agreement or that could hinder or delay the consummation of the transaction contemplated by this Agreement.

8.       COVENANTS OF SELLER

                 From and after the date hereof, Seller hereby covenants and agrees with Buyer as follows:

                 8.1 Access to Information. Seller agrees, upon reasonable advance notice, to permit Buyer and its authorized representatives to have, after the date hereof, reasonable access during normal business hours to the employees of the System, to the premises and to all the books and records of Seller (including the records of Seller's regularly engaged accountants relating to the System for the purpose of audit and inspection); and Seller will, upon reasonable advance notice, furnish Buyer with such financial, engineering, marketing and operating data, reports and other information with respect to the Assets, the Business and the System as are in Seller's possession, as Buyer shall from time to time reasonably request. Seller agrees to deliver or make available to Buyer true and correct copies of all such items as Buyer may from time to time request.

                 8.2 Continuance of Business Relations. Seller agrees that, between the date of this Agreement and the Closing Date, Seller shall operate the System in the ordinary course of business and in compliance with the other covenants in this Section 8.2, except as otherwise required or contemplated by this Agreement, and Seller shall:

                 8.2.1 Maintain its real and personal property in the same condition and repair (ordinary wear and tear excepted) as at the date hereof and maintain existing insurance bonds and surety arrangements;

                 8.2.2    Maintain inventory at current levels;

                 8.2.3 Maintain the existing insurance policies (or comparable replacement policies) on the System and the Assets;

                 8.2.4 Not dispose of any single asset with an original cost in excess of $1,000, or assets the aggregate original cost of which exceeded $2,000;

                 8.2.5 Use its reasonable best efforts to preserve the Business intact, to keep available the services of its current employees who perform services exclusively in connection with the operation of the System, to preserve the current relationships with and to maintain the goodwill enjoyed with the subscribers and others having business relations with the System;

                 8.2.6 Promptly give Buyer notice of any change in circumstances that has resulted in a Material Adverse Effect ("Material Adverse Change");

                 8.2.7 Comply in all material respects with all applicable federal, state and local laws, ordinances, rules and regulations applicable or relating to its ownereship or ooperation of the System, all AssumedMaterial Contracts, the Franchises Documents, and comply with FCC and FA,A regulations and the copyright laws;

                 8.2.8 Not mortgage, pledge, transfer, assign nor grant a security interest in any of the Assets or permit to exist any statutory lien other than in respect of monies which are not then due and owing other than Permitted Encumbrances and other Encumbrances which shall be removed at or prior to Closing;

                 8.2.9 Not change any subscriber service rates or add or delete any programming service without the prior written consent of Buyer except to the extent required by law or contract;

                 8.2.10 Not build any additional plant nor implement any unusual marketing program provided, however that Seller may contact subscribers and potential subscribers in the normal course of business consistent with its past practice and use marketing plans in the normal course of business;

                 8.2.11 Not enter into any employment agreements or Contracts other than in the ordinary course of business without the prior written consent of Buyer;

                 8.2.12 Not make any change in its employee benefits or benefit plans or in the amount of the wages and salaries paid to its employees other than in the ordinary course of business without the prior written consent of Buyer;

                 8.2.13 Maintain its books and records in a manner consistent with its past practices; and as promptly as possible after the end of each month and each quarter following the date hereof, deliver to Buyer monthly and quarterly unaudited balance sheets and statements of incomebilling reports, statements of income and subscriber information with respect to the System;

                 8.2.14 Not do any act or fail to do any act which results in the expiration, revocation, suspension or adverse modification of any of the Franchises, or fail to prosecute with due diligence any applications to any Governmental Authority filed by Seller in connection with the operation of the System;

                 8.2.15 Not waive any material right relating to the System or the Assets;

                 8.2.16 Pay, perform, discharge and settle all of Seller's liabilities in the ordinary course of business and on a timely basis and shall deliver the Assets to Buyer at Closing free and clear of the Encumbrances other than the Permitted Encumbrances.

                 8.3 Use of Seller's Name. The parties acknowledge that Seller's name "FrontierVision------------------------" (the "Company Name") is not part of the Assets being transferred to Buyer hereunder. For a reasonable period following Closing (not to exceed 90 days), Buyer shall be entitled to use the trademarks, trade names, service marks, service names, logos and similar proprietary rights of Seller to the extent incorporated in or on the Assets transferred to Buyer at Closing. Buyer shall exercise reasonable efforts to remove all such names, marks, logos and similar proprietary rights of Seller from such Assets as soon as reasonably practicable following Closing and in any event prior to the expiration of the 90-day period. From and after the Closing Date and for a period of four (4) months thereafter, Buyer and its affiliates shall have a fully paid-up and irrevocable right and license to use the Company Name in connection with the System and the Business.

                 8.4 Power of Attorney. At Closing, Seller will grant to Buyer the limited, irrevocable right, in Seller's name, place and stead, as Seller's attorney-in-fact, to cash, deposit, endorse or negotiate checks received on or after the Closing Date made out to Seller in payment for cable television and related services provided by the System.

                 8.5 Covenant Not to Compete. Seller and Executives covenants and agrees to deliver or cause to be delivered at Closing a Covenant Not to Compete executed by Seller in the form annexed hereto as Exhibit A.

                 8.6 Accounts Receivable. Seller shall promptly remit to Buyer any payment received by Seller on or after the Closing Date in respect of any Account Receivable.

9.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

         The obligations of Buyer at the Closing are subject to the satisfaction, or the waiver thereof by Buyer on or prior to the Closing Date, of the following conditions:

                 9.1 Accuracy of Representations and Warranties. All representations and warranties of Seller contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time, except (1) changes arising out of matters of a general economic nature or matters (including, without limitation, legislation) affecting the cable television industry generally, (2) as a result of the taking by any person of any action contemplated hereby, or (3) insofar as any representation or warranty relates to any specified earlier date.

                 9.2 Performance of Covenants. Seller shall have performed and complied with in all material respects all covenants and agreements to be performed and complied by it on or prior to the Closing Date.

                 9.3 Approvals. All necessary action on the part of Seller approving this Agreement and the transactions described herein shall have been taken.

                 9.4 Documents. Seller shall have furnished Buyer with all documents, certificates and other instruments required to be furnished to Buyer and Seller pursuant to the terms hereof. Seller shall also furnish to Buyer such other and further documents, certificates and instruments as may be reasonably required by counsel to Buyer to effectively vest good and marketable title to the Assets and possession thereof in the Buyer, free of Encumbrances other than Permitted Encumbrances.

                 9.5      Consents.  All Consents listed on Schedules 5.3 and
5.8 designated to indicate that it will be required as a condition to Buyer's obligations at Closing ("Required Consents") shall have been received on or prior to the Closing Date with no material adverse condition to Buyer.

                 9.6 Subscribers. Seller will be furnishing cable television service to no fewer than 5,192 EBU Subscribers.

Management Agreements. Any management or similar agreement affecting the Business, the Assets or the System and any other agreement or arrangement with an affiliate of Seller affecting the Business, Assets or the System shall be terminated without any liability to Buyer or Seller, except for cancellation costs provided for in Section --- hereof, and provided, that Buyer shall have had prior notice of the same in this Agreement and the Schedules hereto.

                 9.7 Leases. Buyer shall have succeeded to Seller's rights and obligations under the Real Property leases listed on Schedule 5.13[5.7 ?] with no material adverse changes therein.

                 9.8 Franchisor Consents. All Franchising Authorities shall have consented, if legally required, to the transfers provided by this Agreement, it being understood that for purposes of this Section 9.8, Franchising Authority shall not include the FCC and that Section 9.9 is the sole closing condition of Buyer with respect to any governmental permits issued by the FCC that constitute Franchises (as that term is defined in Section 1.2).

                 9.9 FCC Licenses. On the Closing Date, Buyer shall have the right to use all earth stations and business radio stations currently utilized by Seller in connection with the operation of the System, it being understood and acknowledged that (a) if, on the Closing Date, the consent of the FCC to the assignment of the FCC license for the business radio station has not been obtained, then Buyer and Seller shall enter into an agreement to allow the Buyer to utilize such business radio license pending receipt of such FCC consent, or, alternatively, Buyer shall obtain an FCC conditional authorization to use the business radio station pending receipt of such FCC consent, and (b) in either such case, this condition will have been satisfied.

                 9.10 Deliveries at Closing. Seller shall have made or stand willing to make all the deliveries set forth in Section 11.

                 9.11 No Lititgation Relating to this Transaction. No litigation, governmental action or other proceeding shall have been threatened or commenced with respect to the consummation of the transaction contemplated hereby or which would impair Buyer's use of affecting any of the Assets.

                 9.12 No Material Adverse Changes. Since the date of this Agreement, there shall have been no occurrence which has had a Material Adverse Effect.

                 9.13 Delivery of Opinion of Seller's Counsel. The opinion of Seller's counsel and Seller's special FCC and copright counsel, respectively, in the form of Exhibits B and G have been delivered to Buyer.

                 9.14 Termination of Deposit. Seller shall have instructed the Escrow Agent in writing to transfer the Deposit to the Post-Closing Escrow and delievered a copy of such instructions to Buyer at Closing.

10.      CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

         The obligations of Seller at the Closing are subject to the satisfaction, or the waiver thereof by Seller, on or prior to the Closing Date, of the following conditions:

                 10.1 Accuracy of Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time, except (1) changes arising out of matters of a general economic nature or matters (including, without limitation, legislation) affecting the cable television industry generally, (2) as a result of the taking by any person of any action contemplated hereby, or (3) insofar as any representation or warranty relates to any specified earlier date.

                 10.2 Deliveries at Closing. Buyer shall have made or stand willing to make all the deliveries set forth in Section 12.

                 10.3 Approvals. All necessary action on the part of Buyer approving this Agreement and the transactions described herein shall have been taken.

                 10.4 Performance of Covenants. Buyer shall have performed and complied in all material respects with all covenants and agreements to be performed and complied with by it on or prior to the Closing Date.

                 10.5 Consents. All Required Consents shall have been received without the imposition of any condition materially adverse to Buyer.

                 10.6 FCC Consent. The FCC shall have consented, to the extent such consent is legally required, to the transfer to Buyer of all FCC licenses included in the Assets, it being understood and acknowledged that (a) if, on the Closing Date, the consent of the FCC to the assignment of the FCC license for the business radio station has not been obtained, then Buyer and Seller shall enter into an agreement to allow the Buyer to utilize such business radio station pending receipt of such FCC consent, or, alternatively, Buyer shall obtain an FCC conditional authorization to use the business radio station pending receipt of such FCC consent, and (b) in either such case, this condition will have been satisfied.

11.      DELIVERIES TO BUYER ON THE CLOSING DATE

         Seller shall deliver or cause to be delivered to Buyer on or before the Closing Date, the following in form and substance reasonably satisfactory to Buyer:

                 11.1     Consents.  Evidence of receipt of all Required
Consents.

                 11.2 Bill of Sale. Bill of Sale in form and substance reasonably satisfactory to Buyer transferring to Buyer good and marketable title to all of the Tangible Personal Property included in the Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

                 11.3 Assignment and Assumption Agreement. An appropriate Assignment and Assumption Agreement in form and substance reasonably satisfactory to Buyer transferring to Buyer the Franchises and all of the Assumed Contracts, included in the Assets.

                 11.4 Certificate Confirming Representations and Covenants. A certificate, dated as of the Closing Date, executed on behalf of Seller by an officer of FrontierVision Inc., a Delaware corporation, which is the general partner of the general partner of the general partner of Seller ("FVI"), certifying that (1) except (A) changes arising out of matters of a general economic nature or matters (including, without limitation, legislation) affecting the cable television industry generally, (B) as a result of the taking by any person of any action contemplated hereby, (C) insofar as any representation or warranty relates to any specified earlier date or (D) as disclosed in said certificate, the representations and warranties of Seller contained in this Agreement are true and complete in all material respects at and as of the Closing Date as though made at and as of that date; and (2) that Seller has in all material respects performed and complied wih all of its covenants and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date.

                 11.5     Certificate Confirming Approval of this Agreement.
A certificate, dated as of the Closing Date, executed by the Secretary of FVI certifying that the resolutions, as attached to such certificate, authorizing and approving the execution of this Agreement and the consummation of the transaction contemplated hereby were duly adopted by the Board of Directors of FVI and that such resolutions remain in full force and effect.

                 11.6 Opinion of Counsel. An oOpinion, dated the Closing Date, addressed to Buyer, of Dow, Lohnes and Albertson, counsel for Seller, substantially in the form of Exhibit B___ attached hereto.

                 11.7 Covenant Not to Compete. TheA Covenant Nnot to Ccompete contemplated by Section 8.5substantially in the form of Exhibit C..

                 11.8 List of Accounts Receivable. A complete and accurate list of the System's accounts receivable as of a date no more than five business days prior to the Closing Date, including with respect thereto, the account number and date of issuance, the name and address of the acount debtor, the aggregate amount of each such account receivable, and the balance due on each such account receivable.

                 11.9 Post-Closing Escrow Agreement. The Post-Closing Escrow Agreement substantially in the form of Exhibit C.

                 11.10 Good Standing Certificate. Good Standing Certificate from the State of Georgia certifying to the good standing of Seller.

12.      DELIVERIES TO SELLER ON THE CLOSING DATE

         Buyer shall deliver or cause to be delivered to Seller on or before the Closing Date, the following, in form and substance reasonably satisfactory to Seller and its counsel:

                 12.1 Purchase Price. The Purchase Price, subject to the adjustments provided for in Section 3.2.

                 12.2 Assignment and Assumption Agreement. An appropriate Assignment and Assumption Agreement in form and substance reasonably satisfactory to Seller pursuant to which Buyer shall assume and undertake to perform Seller's obligations as provided in this Agreement.

                 12.3 Certificate Confirming Representations and Warranties. Certificate, dated as of the Closing Date, executed by the President and Treasurer of the corporate general partner of Buyer, certifying that (1) except (A) changes arising out of matters of a general economic nature or matters (including, without limitation, legislation) affecting the cable television industry generally, (B) as a result of the taking by any person of any action contemplated hereby, (C) insofar as any representation or warranty relates to any specified earlier date or (D) as disclosed in said certificate, the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects at and as of the Closing Date as though made at and as of that date; and (2) that Buyer has in all material respects performed and complied with all of its covenants and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date.

                 12.4 Certificate Confirming Approval of this Agreement. Certificate, dated as of the Closing Date, executed on behalf of Buyer by the President and Secretary of the corporate general partner of Buyer, certifying that the resolutions, as attached to such certificate, authorizing and approving the execution of this Agreement and the consummation of the transaction contemplated hereby were duly adopted by the Board of Directors of the corporate general partner of Buyer and that such resolutions have not been amended, rescinded or modified since their date of adoption and remain in full force and effect.

                 12.5 Opinion of Counsel of Buyer. An opinion, dated the Closing Date, addressed to Seller, of counsel for Buyer, substantially in the form of Exhibit D.

                 12.6 Covenant Not to Compete. Covenant not to compete contemplated by Section 8.5 substantially in the form of Exhibit C.

                 12.7 Post-Closing Escrow Agreement. The Post-Closing Escrow Agreement substantially in the form of Exhibit C.

13.      TERMINATION

                 13.1 Mutual Consent. This Agreement may be terminated by the mutual written consent of Buyer and Seller. Upon such a termination, neither party shall have any further liability to the other except as provided in Section 7.3. In the event of a termination pursuant to this Section 13.1, the Deposit, and all interest earned thereon legally payable, shall be paid over by the Escrow Agent to Buyer.

                 13.2 Nonperformance by Seller. Buyer shall have the right to terminate this Agreement by written notice to Seller, if Buyer is not then in material breach, if any of the conditions precedent to the obligations of the Buyer specified in Section 9 have not been fulfilled or waived by Buyer on the date that would otherwise be the Closing Date. Upon such a termination, Buyer shall be entitled to all of its rights under law, in equity or hereunder by reason thereof. In the event of a termination pursuant to this Section 13.2, the Deposit, and all interest earned thereon, shall be paid over by the Escrow Agent to Buyer.

                 13.3 Nonperformance by Buyer. Seller shall have the right to terminate this Agreement by written notice to Buyer, if Seller is not then in material breach, if any of the conditions precedent to the obligations of the Seller specified in Section 10 have not been fulfilled or waived by Seller on the date that would otherwise be the Closing Date. Upon such a termination, if Buyer is not then in material breach of this Agreement, neither Buyer nor Seller shall have any further liability to each other with respect to the purchase and sale of the Assets except as provided in Section 7.3, and if Buyer is then in material breach of this Agreement, the Deposit, and any interest thereon, shall be paid over by the Escrow Agent to Seller, which shall be Seller's exclusive remedy against Buyer with respect to the purchase and sale of the Assets.

                 13.4 Failure to Close by October 9, 1996. Either Buyer or Seller, if not then in material breach of this Agreement, shall have the right to terminate this Agreement by written notice to the other party if the Closing shall not have occurred by October 9, 1996. In the event of a termination pursuant to this Section 13.4, (i) neither party shall have any further liability to the other party except as provided in Section 7.3 and (ii) the Deposit, and all interest earned thereon, shall be paid over by the Escrow Agent to Buyer, unless the Closing shall not have occurred due to any breach by Buyer, in which event the Deposit, and all interest earned thereon, shall be paid over by the Escrow Agent to Seller.

                 13.4 Failure to Close by-------------,1996. Either Buyer or Seller, if not in breach, may terminate this Agreement if the Closing shall not have occurred by --------------, 1996 for any reason. In the event of a termination pursuant to this Section 13.4, neither Seller nor Buyer shall have any further liability to each other with respec to the purchase and sale of the Assets, and the Deposit, and any interest legally payable thereon, shall be paid over by the Escrow Agent to Buyer, unless the Closing shall not have occurred due to any breach by Buyer, in which event the Deposit, and any interest thereon, shall be paid over by the Escrow Agent to Seller.

14.      INDEMNIFICATION

                 14.1 Indemnification by Seller. Notwithstanding the Closing, Seller hereby agrees to indemnify and hold harmless Buyer from, against and in respect of, the following:

                 14.1.1 Any and all damages, deficiencies, actions, suits, proceedings, demands, claims, liabilities, obligations, losses, assessments, judgments, costs and expenses (including reasonable costs and expenses of investigating any such claims or demands), including reasonable attorney fees and disbursements incident to any of the foregoing asserted against or imposed upon or incurred by Buyer, except costs and expenses incurred by Buyer or on behalf of Bbuyer in asserting any alleged claim against Seller where it is ultimately determined (including by agreement of Buyer and Seller) that Buyer is not entitled to indemnification by Seller (collectively "Buyer Losses") resulting from any breach of any representation or warranty of Seller or the nonfulfillment of any covenant or agreement on the part of Seller contained herein or in any Schedule or other document delivered or furnished by Seller to Buyer pursuant hereto ;

                 14.1.2 Any and all Buyer Losses arising out of or relating to: (A) any liability of Seller not expressly assumed by Buyer pursuant to the terms hereof; and (B) Seller's operation of the System and ownership of the Assets prior to the Closing Date;

                 14.1.3 Any and all Buyer Losses resulting from or arising from any claim for brokerage or agent's or finder's commissions or compensation in respect of the transactions contemplated by this Agreement by any person purporting to act on behalf of Seller; and

                 14.1.4 Any and all Buyer Losses resulting from any events, facts or circumstances, the occurrence or existence of which entitles
Seller to indemnification under the C4 Agreement.


                 14.2     Limitations on Seller's Indemnity.
Notwithstanding anything in this Agreement to the contrary, Seller's indemnity obligations hereunder shall be subject to and limited by each of the qualifications set forth below:

                 14.2.1   Seller shall have no liability to Buyer under
Section 14.1 of this Agreement after March 31, 1997the first anniversary of the Closing Date, except with respect to bona fide and valid claims for which notice has been given prior to March 31, 1997the first anniversary of the Closing Date.

                 14.2.2   Seller shall have no liability to Buyer under
Section 14.1.1 of this Agreement unless and then only to the extenteffect that the aggregate amount of Buyer's Losses exceed $2510,000, in which even Buyer shall be entitled to indemnification to the full extent of such Losses.

                 14.2.3 Seller's total liability to Buyer in respect of Seller's indemnification obligations arising out of the transaction contemplated by this Agreement shall not exceed $500,000.

                 14.2.4   Seller shall have no liability to Buyer under
Section 14.1.4 of this Agreement except to the extent of the amount recovered by Seller from C4 Media Cable Southeast, Limited Partnership or County Cable Company, L.P. under the C4 Agreement in respect of Seller's Related Claim.

                 14.3     Indemnification by Buyer.
Notwithstanding the Closing, Buyer hereby agrees to indemnify and hold Seller harmless against and with respect to, and shall reimburse Seller for:

                 14.3.1 Any and all damages, deficiencies, actions, suits, proceedings, demands, claims, liabilities, obligations, losses, assessments, judgments, costs and expenses (including reasonable costs and expenses of investigating any such claims or demands), including reasonable attorney fees and disbursements incident to any of the foregoing, asserted against or imposed upon or incurred by Seller, except costs and expenses incurred by Seller or on behalf of Seller in asserting any alleged claim against Buyer where it is ultimately determined (including by agreement of Buyer and Seller) that Seller is not entitled to indemnification by Buyer (collectively "Seller Losses")Losses resulting from any breach of any representation or warranty of Buyer or the nonfulfillment of any covenant or agreement on the part of Buyer contained herein or in any Schedule or other document delivered or furnished by Buyer to Seller hereto;

                 14.3.2 Any and all Seller Losses arising out of or relating to any obligations of Seller assumed by Buyer pursuant to this Agreement;

                 14.3.3 Any and all Seller Losses arising out of or relating to the operation or ownership of the System by Buyer on and after the Closing; and

                 14.3.4 Any and all Seller Losses resulting from or arising from any claim for brokerage or agent's or finder's commissions or compensation in respect of the transactions contemplated by this Agreement by any person purporting to act on behalf of Buyer.

         Notwithstanding anything in this Agreement to the contrary, Buyer shall have no liability to Seller under Section 14.3 of this Agreement after the first anniversary of the Closing Date with respect to the breach of any representation or warranty or nonfulfillment of any pre-closing covenant, except with respect to bona fide and valid claims for which notice has been given prior to the first anniversary of the Closing Date.

                 14.4 Procedure for Indemnification. The procedure for indemnification shall be as follows:

                 14.4.1   The party claiming indemnification (the
"Claimant") shall within twenty days of discovery of the facts or circumstances giving rise to such claim give notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within ten days after written notice of such action, suit or proceeding was given to Claimant. Failure by any Indemnified Party to give the notice to the Indemnifying Party specified in this Section 14.4.1 shall not release, waive or otherwise affect the Indemnifying Party's obligations to indemnify hereunder except to the extent that the Indemnifying Party can demonstrate actual loss and prejudice as a result of such failure.

                 14.4.2 With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within the thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek an appropriate remedy at law.

                 14.4.3 With respect to any claim by a third party as to which the

Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual reasonable out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim.

                 14.4.4 If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

                 14.4.5   The indemnification rights provided in
Section 14 shall extend to the shareholders, members, directors, officers, employees, and representatives of any Claimant although for the purpose of the procedures set forth in this Section 14.4, any indemnification claims by such parties shall be made by and through the Claimant.

                 14.5 Attorneys' Fees. In the event of a default by either Seller or Buyer which results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses.

                 14.6     Post-Closing Indemnification Escrow.  On the
Closing Date, Buyer, Seller and the Escrow Agent shall execute a Post-Closing Escrow Agreement substantially in the form attached hereto as Exhibit C in accordance with which, on the Closing Date, pursuant to Section 3.1.2, Buyer shall deposit the Post-Closing Deposit (the "Post-Closing Escrow Funds") with the Escrow Agent to secure Seller's indemnification obligations under this Agreement. All funds and documents on deposit with the Escrow Agent from time to time pursuant to this Section 14.6 shall be held and disbursed in accordance with the terms of the Post-Closing Escrow Agreement and the following provision: any remaining Post-Closing Escrow Funds not then subject to outstanding indemnification claims of Buyer under this Agreement shall be released by the Escrow Agent to Seller on the first anniversary of the Closing Date.

                 14.7 Exclusive Remedy. After Closing, the remedies contained in this Section 14 shall be the sole and exclusive remedies of the parties, and each party hereby waives all other remedies which such party might otherwise have.

15.      GENERAL

                 15.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing, shall be personally served or mailed by certified or registered mail, return receipt requested, or by reputable overnight receipted service (such as Federal Express or DHL Couriers) or transmitted by telecopy, shall be deemed to have been given on the date of receipt, and addressed as follows:

If to Buyer:

Helicon Partners I, L.P.
630 Palisade Avenue
Englewood Cliffs, NJ 07632
Attn: Theodore Baum, Chairman
Telecopier: 201-568-6228
                               With a copy to:
Helicon Partners I, L.P.
630 Palisade Avenue
Englewood Cliffs, NJ 07632
Attn: Richard A. Hainbach, General Counsel
Telecopier: 201-568-6228

                   If to Seller:

FrontierVision Operating Partners, L.P.
1777 South Harrison Street
Suite P-200
Denver, Colorado 80210
Attn: James C. Vaughn, President
Telecopier: 303-757-6105

                               With a copy to:
J. Christopher Redding, Esq.
Dow, Lohnes and Albertson
1200 New Hampshire Avenue, N.W.
Suite 800
Washington, D.C. 20036
Telecopier: 202-776-2222

or to such other address or person as the party to receive such notice shall have last designated by a written notice to the other parties delivered in accordance with this Section 15.1.

                 15.2 Survival. The representations and warranties of the parties hereto contained herein shall survive the Closing, but indemnification for any breach of a representation or warranty shal l be limited to the extent provided in Section 14.2 of this Agreement.

                 15.3 Benefit: Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Neither Seller nor Buyer may assign this Agreement without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld or delayed). Notwithstanding anything to the contrary contained in this Section 15.3, Buyer may assign its rights and obligations hereunder to one or more other persons or entities controlled by Theodore Baum provided such person or entity can make the representations and warranties made by Buyer herein, such person or entity assumes Buyer's obligations hereunder and Buyer remains obligated with respect to the Deposit, and such assignment will not delay the consummation of the transactions contemplated hereby.in which event (other than for the Deposit) Buyer shall be relieved of all obligations hereunder.

                 15.4     Governing Law.  This Agreement shall be
governed by and construed according to the laws of the State of Georgia without regard to its principles of conflicts of laws.

                 15.5 Headings. The headings of the several Sections and subsections contained herein are for reference purposes only, and shall not affect the meaning or interpretation thereof.

                 15.6 Entire Agreement; Modification. This Agreement and the Schedules hereto constitute the entire agreement among the parties and there are not representations, warranties, covenants or agreements except as set forth herein and therein and updated as required herein. The Schedules shall be attached hereto and deemed a part hereof. This Agreement and the Schedules hereto supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, written or oral, of the parties hereto, relating to the transactions contemplated hereby. This Agreement shall not be amended, modified or supplemented at any time unless by a writing executed by Buyer and Seller.

                 15.7 Execution in Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and both of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of Buyer and Seller.

                 IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

                                        Buyer:  HELICON PARTNERS I, L.P.


                                        By: BAUM INVESTMENTS, INC.
                                            A Delaware corporation,
                                            General Partner

                                        By: /s/ Theodore Baum
                                           ------------------------
                                          Theodore Baum, Chairman


                                        Seller:  FRONTIERVISION OPERATING
                                                   PARTNERS, L.P.

                                        By: FRONTIERVISION  PARTNERS, L.P.,
                                            general partner

                                        By: FVP GP, L.P., general partner

                                        By: FrontierVision Inc., general partner

                                             By /s/ James C. Vaughn
                                               ------------------------
                                               General Partner James C. Vaughn,
                                               President





45